CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2025, relating to the financial statements of BlackSky Technology Inc., appearing in the Annual Report on Form 10-K of BlackSky Technology Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

McLean, VA
March 21, 2025